Exhibit 10.36
COOPER-STANDARD HOLDINGS INC.
2017 OMNIBUS INCENTIVE PLAN

1.	Purposes; History

(a)
The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and non-employee directors of outstanding ability and to motivate such key employees and non-employee directors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees and non-employee directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

(b)
Prior to the Effective Date, the Company had in effect the Amended and Restated 2011 Cooper-Standard Holdings Inc. Omnibus Incentive Plan (the “2011 Plan”). Upon the Effective Date, no further awards will be granted under the 2011 Plan. Awards outstanding under any Prior Plan (as defined below) will continue to be outstanding and will remain subject to all the terms and conditions of such Prior Plan.

2.	Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.
Affiliate: With respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with, such first entity.
Agreement: The written or electronic agreement between the Company and a Participant evidencing the grant of an Award and setting forth the terms and conditions thereof.
Award: A grant of Options, Stock Appreciation Rights, Shares of Common Stock, Restricted Stock, Restricted Stock Units, an Incentive Award or any other type of award permitted under and granted pursuant to the Plan.
Board: The Board of Directors of the Company.
Cause: Except as otherwise provided for in an Agreement, Cause means (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate which includes a definition of “Cause”, shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, shall mean (1) the Participant’s willful failure to perform duties or directives which is not cured following written notice, (2) the Participant’s commission of a (x) felony or (y) crime involving moral turpitude, (3) the Participant’s willful malfeasance or misconduct which is demonstrably injurious to the Company or its Affiliates, or (4) material breach by the Participant of the restrictive covenants, including, without limitation, any non-compete, non-solicitation or confidentiality provisions to which the Participant is bound.

Change of Control: The occurrence of any of the following events after the Effective Date: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Act) other than Permitted Holders; (ii) any person or group (other than Permitted Holders) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of the Company; (iii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board; (iv) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company (each, a “Business Combination”), unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Company’s outstanding Common Stock and of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding common or ordinary shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company’s Common Stock and the Outstanding Company Voting Securities, as the case may be; or (v) the consummation of a plan of complete liquidation or dissolution of the Company.
Notwithstanding anything in the Plan or an applicable Agreement, if an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if the payment of compensation under such Award would be triggered upon an event that otherwise would constitute a “Change of Control” but that would not constitute a change of control for purposes of Code Section 409A, then such event shall not constitute a “Change of Control” for purposes of the payment provisions of such Award.
Code: The Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretive guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
Committee: The Board or any committee to which the Board delegates duties and powers hereunder; such committee shall be comprised solely of at least two Directors, each of whom must qualify as an “outside director” within the meaning of Code Section 162(m), and as a “non-employee” director within the meaning of Rule 16b-3 promulgated under the Act.
Common Stock: The shares of common stock, par value $0.001 per share, of the Company.
Company: Cooper-Standard Holdings Inc., a Delaware corporation.
Director: A non-employee member of the Board.
Disability: Except as otherwise provided for in an Agreement, Disability means (i) in the case of a Participant whose employment with the Company or an Affiliate is subject to the terms of an employment agreement between such Participant and the Company or such Affiliate, which employment agreement includes a definition of “Disability”, the term “Disability” as used in this Plan or any Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; and (ii) in all other cases, the Participant becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the Participant’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of the Participant as to which the Participant and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Participant and the Company. If the Participant and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Participant shall be final and conclusive for all purposes of the Agreement.
Effective Date: The effective date of the Plan is May 18, 2017, contingent on stockholders’ approval of the Plan at the Company’s 2017 annual meeting of stockholders.
Employment: The term “Employment” as used herein shall be deemed to refer to a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates or to a Participant’s services as a Director. For the avoidance of doubt, a Participant’s Employment shall be deemed to remain in effect so long as the Participant is either an employee of the Company or any of its Affiliates or a Director.

Fair Market Value: On a given date, (i) the closing price of a Share on the date in question (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal stock market or exchange on which the Shares are quoted or traded, (ii) if the Shares are traded in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that market, or (iii) if the Shares are not quoted or traded on a stock market, exchange, or over-the-counter market, the Fair Market Value of the Shares will be as determined in good faith by the Committee. Notwithstanding the forgoing, in the event of a sale of Shares on the market or exchange (as in, for example, a “same day sale” or “sell to cover” transaction), the Fair Market Value of a Share will be the price obtained in the sale transaction for such Share.
Good Reason: Good Reason, when used in an Agreement, either (i) shall have the same meaning as such term (or any similar term) is given in any employment agreement in effect between the Participant and the Company or any Affiliate, or in any severance policy or plan covering the Participant; or (ii) where either no such agreement, policy or plan is in effect or such agreement, policy or plan does not include a definition of Good Reason (or similar term), means any of the following: (1) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties of the Participant; (2) a reduction in the Participant’s base salary or opportunities for incentive compensation plan or program established by the Company other than a reduction which is applied generally to other similarly-situated employees in a similar manner; or (3) relocation of the Participant’s principal place of work in excess of fifty (50) miles from the Participant’s then principal place of work; provided that none of the events described in (1) through (3) is remedied by the Company within thirty (30) calendar days after the receipt by the Company of written notice from the Participant of such change or reduction. Participant must give the Company a written notice identifying the change, reduction or breach to which the notification relates within ninety (90) days of the initial existence of the conditions giving rise to such change, reduction or breach. Failure of the Participant to timely provide notice to the Company shall be deemed to constitute the Participant’s consent to such change, reduction or breach and the Participant shall thereafter waive his right to terminate for Good Reason as a result of such specific change, reduction or breach. Notwithstanding the foregoing, if an Agreement contains a specific definition of Good Reason that is different from the foregoing, then the definition in such Agreement shall apply in lieu of the provisions above.
Incentive Award: The right to receive a payment to the extent Performance Goals are achieved, including “Annual Incentive Awards” as described in Section 10 and “Long-Term Incentive Awards” as described in Section 11.
Option: A non-qualified stock option granted pursuant to Section 6.
Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a).
Participant: A key employee or Director of the Company or its Affiliates who is selected by the Committee to participate in the Plan.
Performance Goals: Any goals the Committee establishes that relate to one or more of the following with respect to the Company or any one or more Affiliates or other business units: net income; adjusted EBITDA, operating income; income from continuing operations; net sales; cost of sales; revenue; gross income; earnings (including before taxes, and/or interest and/or depreciation and amortization); net earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; operating cash flow, free cash flow, net operating profit; pre-tax profit; ratio of debt to debt plus equity; return on stockholder equity; return on invested capital, total stockholder return; relative total stockholder return; return on capital; return on assets; return on equity; return on investment; return on revenues; operating working capital; working capital as a percentage of net sales; cost of capital; average accounts receivable; economic value added; performance value added; customer satisfaction; customer loyalty and/or retention; employee safety; employee engagement; market share; system reliability; cost structure reduction; regulatory outcomes; diversity; cost savings; operating goals; operating margin; profit margin; sales performance; and internal revenue growth. As to each Performance Goal, the Committee, in its discretion, may exclude or include the effects of the following: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business or asset; (v) changes in tax or accounting principles, regulations or laws; (vi) currency fluctuations; (vii) mergers, acquisitions or dispositions; (viii)

unusual, infrequently occurring and/or non-recurring items of gain or loss that the Company identifies in its audited financial statements, including notes to the financial statements, or Management’s Discussion and Analysis section of the Company’s annual report; and (ix) any other excluded item that the Committee designates either at the time an Award is made or thereafter to the extent permitted by Code Section 162(m). In addition, in the case of Awards that the Committee determines at the date of grant will not be considered “performance-based compensation” under Code Section 162(m), the Committee may establish other Performance Goals not listed in this Plan and may make any adjustments to such Performance Goals as the Committee determines. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Any Performance Goals that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) or may be adjusted when established (or to the extent permitted under Section 162(m) of the Code, at any time thereafter) to include or exclude any items otherwise includable or excludable under U.S. GAAP.
Permitted Holders: Any and all of (i) an employee benefit plan (or trust forming a part thereof) maintained by the Company or its Affiliate, or (ii) any corporation or other person of which a majority of its voting power of its voting securities or equity interest is owned, directly or indirectly, by the Company.
Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto).
Plan: The Cooper-Standard Holdings Inc. 2017 Omnibus Incentive Plan, as amended and restated from time to time.
Prior Plans: The Cooper-Standard Holdings Inc. 2010 Management Incentive Plan and the Cooper-Standard Holdings, Inc. 2011 Omnibus Incentive Plan, each as amended and restated from time to time.
Restricted Stock: The shares of Common Stock granted pursuant to the Restricted Stock Awards.
Restricted Stock Awards: Awards of Restricted Stock granted pursuant to Section 8.
Restricted Stock Unit: The right to receive cash and/or Shares of Common Stock the value of which is equal to the Fair Market Value of one Share of Common Stock, granted pursuant to Section 8.
Retirement: Except as otherwise provided for in an Agreement, termination of employment with the Company and its Affiliates (without Cause) on or after (1) attainment of age 65 or (2) attainment of age 60 with five (5) years of service. For purposes hereof, “years of service” means the employee’s total years of employment with the Company and any Affiliate, including years of employment with an entity that is acquired by the Company prior to such acquisition.
Rule 16b-3: Rule 16b-3 as promulgated by the United States Securities and Exchange Commission under the Act.
Section 16 Participants: Participants who are subject to the provisions of Section 16 of the Act.
Share: A share of Common Stock.
Stock Appreciation Right or SAR: The right of a Participant to receive cash, and/or Shares with a Fair Market Value equal to the appreciation of the Fair Market Value of a Share during a specified period of time, granted pursuant to Section 7.
Subsidiary: Any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

Substitute Award: An Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.

3.	Shares Subject to the Plan
3.1 Number of Shares. (a) Subject to adjustment as provided in Section 12, a total of 2,300,000 Shares shall be authorized for Awards granted under the Plan as of the Effective Date, reduced by one (1) Share for every one (1) Share that was subject to an Option or Stock Appreciation Right granted under the 2011 Plan after March 31, 2017 and two and a half (2.5) Shares for every one (1) Share that was subject to an Award other than an Option or Stock Appreciation Right granted under the 2011 Plan after March 31, 2017.
(b)    If after March 31, 2017, (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part) or (ii) any Shares subject to an award granted under the Prior Plans are forfeited, or an award granted under the Prior Plans expires or is settled for cash (in whole or in part), then in each such case the Shares subject to such Award or award granted under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, be added to the Shares available for Awards under the Plan, in accordance with Section 3.1(d) below. In the event that after March 31, 2017 withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right, or an award other than an option or stock appreciation right granted under a Prior Plan, are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, after March 31, 2017 the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of an Option Price or the purchase price of an option granted under a Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or options or stock appreciation rights granted under a Prior Plan, (iii) Shares subject to a Stock Appreciation Right or a stock appreciation right granted under a Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or option granted under a Prior Plan.
(c)    The number of Shares available for awards under this Plan shall not be reduced by (i) the number of Shares subject to Substitute Awards or (ii) available shares under a shareholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).
(d)    Any Shares that again become available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan, and (ii) as two and a half (2.5) Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan.
3.2 Limit on Awards for IRC Section 162(m) Purposes. Subject to adjustment as provided in Section 12, with respect to an Award that is intended to be “qualified performance-based compensation” under Section 162(m) of the Code, no Participant may be granted during any fiscal year of the Company:

(a)	Options for, and/or SARs with respect to, more than 400,000 Shares;

(b)	Awards of Restricted Stock and/or Restricted Stock Units relating to more than 200,000 Shares;

(c)	Annual Incentive Award(s) having a cash payment value of more than $10,000,000 (which limit shall be proportionally reduced with respect to any performance period that is less than a whole year);

(d)	Long-Term Incentive Award(s) granted in respect of any period greater than one year, having a cash payment value of more than $10,000,000.

In all cases, to the extent Code Section 162(m) is applicable, determinations under this Section 3 should be made in a manner that is consistent with the exemption for performance-based compensation that Code Section 162(m) provides.

Notwithstanding anything to the contrary, the aggregate grant date fair value of equity Awards that may be granted during any fiscal year of the Company to any Director, taken together with any cash fees paid during the fiscal year to the Director in respect of the Director’s service as a member of the Board (including service as a member or chair of any regular committees of the Board), shall not exceed $500,000. The Board may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual Directors, as the Board may determine in its discretion, provided that the Director receiving such additional compensation may not participate in the decision to award such compensation.

4.	Administration

(a)
The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; provided, however, that, on and after the first day on which a registration statement registering the Common Stock under Section 12 of the Act becomes effective, no such delegation is permitted with respect to Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of two or more “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act or does not relate to awards intended to qualify as performance-based compensation under Code Section 162(m). The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Notwithstanding the foregoing, no outstanding Award may be amended pursuant to this Section 4 without compliance with Section 16(a).

(b)
The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award, and the Company shall have no obligation to deliver Shares under an Award unless and until such amount is so paid. Unless the Committee specifies in an Agreement or otherwise, the Participant may elect to satisfy a portion or all of the Company’s withholding tax obligations by (a) delivery of Shares or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant under the Award, in each case having a Fair Market Value equal to such withholding tax amount, provided that the withholding tax amount may not exceed the total maximum statutory tax rates associated with the transaction.

(c)
Minimum Vesting Schedule. Notwithstanding any other provision of the Plan to the contrary and subject to the immediately following proviso, equity-based Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that the Committee may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the available Shares (the “5% Exception Limit”) authorized for issuance under the Plan pursuant to Section 3.1 above (subject to adjustment under Section 12). For the avoidance of doubt, this Section 4(c) shall not be construed to limit the Committee’s discretion to provide for accelerated exercisability or vesting of an Award, including in cases of death, Disability or a Change in Control.

5.	Limitations
No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options
The Committee may grant Options to any Participant it selects. Options granted under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine and set forth in an Agreement between the Company and the Participant:

(a)
Option Price. The Option Price shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date the applicable Option is granted. The grant date of an Option may not be any day prior to the date the Committee approves the Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the purchase price per share of the Shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.
Subject to Section 12, the Committee shall not without the approval of the shareholders of the Company, (i) reduce the Option Price of any previously granted Option, (ii) cancel any previously granted Option in exchange for another Option with a lower Option Price or (iii) cancel any previously granted Option in exchange for cash or another award if the Option Price of such Option exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case other than in connection with a Change of Control.

(b)	Vesting. Subject to Section 12(b), each Option shall become vested at such times as may be designated by the Committee and set forth in the applicable Agreement.

(c)
Exercisability. Options shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee and set forth in the applicable Agreement, but in no event shall an Option be exercisable more than ten years after the date it is granted; provided, however, that (other than as would otherwise result in the violation of Section 409A of the Code), to the extent an Option would expire at a time when the holder of such Option is prohibited by applicable law or by the Company’s insider trading policy from exercising the Option (the “Closed Window Period”), then such Option shall remain exercisable until the thirtieth (30th) day following the end of the Closed Window Period.

(d)
Exercise of Options. Except as otherwise provided in the Plan or in an Agreement, an Option may be exercised for all, or from time to time, any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii), (iv) or (v) of the following sentence. Except as otherwise provided for in the Agreement, the Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares are not subject to a security interest or pledge, (iii) partly in cash and partly in such Shares, (iv) subject to such rules as the Committee prescribes, by having the Company withhold a number of Shares otherwise deliverable upon exercise of the Option having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased, or (v) if there is a public market for the Shares at such time and if the Committee has authorized or established any required plan or program, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a shareholder as a result of the grant of an Option until after the Option is exercised and Shares subject to the Option are issued. No Option shall include dividend equivalent rights.

(e)
Attestation. Wherever in this Plan or any Agreement a Participant is permitted to pay the Option Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

7.	Stock Appreciation Rights.
The Committee may grant SARs to any Participant it selects. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the grant date, which may not be any day prior to the date that the Committee approves the grant; (c) the number of Shares to which the SAR relates; (d) the grant price, which (i) for an SAR granted independently of an Option may never be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant and (ii) for an SAR granted in relation to an Option shall be the Option Price of the related Option; (e) the terms and conditions of exercise or maturity, including vesting; (f) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; provided, however, that (other than as would otherwise result in violation of Section 409A of the Code), to the extent a SAR would expire during a Closed Window Period, then such SAR shall remain exercisable until the thirtieth (30th) day following the end of the Closed Window Period; and (g) whether the SAR will be settled in cash, Shares or a combination thereof. No Participant shall have any rights to dividends, dividend equivalents, or other rights of a shareholder with respect to Shares to which the SAR relates. If an SAR is granted in relation to an Option, then unless otherwise determined by the Committee, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SARs, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.
Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the grant price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate grant price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate grant price of such shares.
Subject to Section 12, the Committee shall not without the approval of the shareholders of the Company, (i) reduce the grant price of any previously granted SAR, (ii) cancel any previously granted SAR in exchange for another SAR with a lower grant price or (iii) cancel any previously granted SAR in exchange for cash or another award if the grant price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case other than in connection with a Change of Control.

8.	Restricted Stock Awards and Restricted Stock Units

(a)
Grant. The Committee shall grant Restricted Stock Awards and Restricted Stock Unit Awards to any Participant it selects, which shall be evidenced by an Agreement between the Company and the Participant. Each Agreement shall contain such restrictions, terms and conditions as the Committee may, in its discretion, determine (including, without limiting the generality of the foregoing, that such Agreement may require that an appropriate legend be placed on Share certificates), provided that all Restricted Stock Awards and Restricted Stock Unit Awards granted under the Plan must have a minimum vesting period of one (1) year from the date of grant (which minimum vesting period cannot be overridden in the terms of an individual Agreement). Awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and provisions set forth below in this Section 8.

(b)
Rights of Participant. A stock certificate or certificates with respect to the Shares of Restricted Stock shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted provided that the Participant has executed an Agreement evidencing the Award, the appropriate blank stock powers and, in the discretion of the Committee, an escrow agreement and any other documents which the Committee may require as a condition to the issuance of such Shares; provided that the Committee may determine instead that such Shares shall be evidenced by book-entry registration. If a Restricted Stock Unit is settled in Shares, a stock certificate or certificates with respect to such Shares shall be issued in the name of the Participant as soon as reasonably practicable after, and to the extent of, such settlement. If a Participant shall fail to execute the Agreement evidencing a Restricted Stock Award or Restricted Stock Unit, or any documents which the Committee may require within the time period prescribed by the Committee at the time the Award is granted, the Award shall be null and void. At the discretion of the Committee, any certificates issued in connection with a Restricted Stock Award or settlement of a Restricted Stock Unit shall be deposited together with the stock powers with an escrow agent (which may be the Company) designated by the Committee. Unless the Committee determines otherwise and as set forth in the applicable Agreement, upon delivery of the certificates to the escrow agent or the book-entry registration, as applicable, the Participant shall have all of the rights of a shareholder with respect to such Shares, including the right to vote the Shares and subject to Section 8(e), to receive all dividends or other distributions paid or made with respect to such Shares.

(c)
Non-transferability. Until all restrictions upon the Shares of Restricted Stock or Restricted Stock Units awarded to a Participant shall have lapsed in the manner set forth in Section 8(d), such Shares or such Restricted Stock Unit, as applicable, shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated.

(d)
Lapse of Restrictions. Except as set forth in Section 12(b), restrictions upon Shares of Restricted Stock or upon Restricted Stock Units awarded hereunder shall lapse at such time or times and on such terms and conditions as the Committee may determine. The applicable Agreement shall set forth any such restrictions.

(e)
Treatment of Dividends and Dividend Equivalents. The payment to the Participant of any dividends, dividend equivalents or distributions declared or paid on such Shares of Restricted Stock or on Shares underlying a Restricted Stock Unit, awarded to the Participant shall be deferred until the lapsing of the restrictions imposed upon such Shares or the settlement of such Restricted Stock Unit, as applicable. The Committee shall determine if any such deferred dividends, dividend equivalents or distributions shall be reinvested in additional Shares or credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends, dividend equivalents, or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Shares or the settlement of such Restricted Stock Units and any such deferred dividends, dividend equivalents, or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Shares or such Restricted Stock Units.

9.	Other Stock-Based Awards.

(a)
Grant.    Subject to the terms of this Plan, the Committee may grant to Participants other types of Awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Shares or in cash. Without limitation, such Award may include the issuance of unrestricted Shares, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise, or rights to acquire Shares from the Company. The Committee shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at no less than 100% of the Fair Market Value of the underlying Shares on the grant date of the Award and such purchase rights shall be subject to the terms and conditions of an Option under Section 6 above.

(b)
Treatment of Dividends and Dividend Equivalents.    The payment to the Participant of any dividends, dividend equivalents or distributions declared or paid on Shares covered by an Award under this Section 9 shall be deferred until the lapsing of the restrictions imposed upon such Awards. The Committee shall determine if any such deferred dividends or distributions shall be reinvested in additional Shares or credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Awards and any such deferred dividends, dividend equivalents or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Awards.

10.	Annual Incentive Awards
Subject to the terms of this Plan, the Committee will determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, the type of payment, and the timing of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Committee specifies, provided that the Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved (i) upon a Participant’s death, Disability or a Change of Control or (ii) for Awards that are not intended to be considered performance-based compensation under Code Section 162(m) upon such other circumstances as the Committee may specify (including Retirement); and (b) payment will be in cash except to the extent that the Committee determines that payment will be made in the form of a grant of Shares of Common Stock, Restricted Stock or Restricted Stock Units, either on a mandatory basis or at the election of the Participant, having a Fair Market Value at the time of grant equal to the amount payable with respect to the Annual Incentive Award; provided, that any such determination by the Committee or election by the Participant must be made in accordance with the requirements of Code Section 409A.

11.	Long-Term Incentive Awards

(a)
Grant.    Subject to the terms of this Plan, the Committee will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, the type of payment, and the timing of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Committee specifies, provided that the Committee may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved (i) upon a Participant’s death, Disability or a Change of Control or (ii) in the case of Awards that are not intended to be considered performance-based compensation under Code Section 162(m), upon such other circumstances as the Committee may specify (including Retirement); (b) the performance period must relate to a period of more than one fiscal year of the Company except that, if the Award is made at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a shorter period; and (c) payment will be made as determined by the Committee in the form of a grant of Shares of Common Stock, Restricted Stock, Restricted Stock Units or cash, either on a mandatory basis or at the election of the Participant, having a Fair Market Value at the time of grant equal to the amount payable with respect to the Long-Term Incentive Award; provided, that any such determination by the Committee or election by the Participant must be made in accordance with the requirements of Code Section 409A.

(b)
Treatment of Dividends and Dividend Equivalents.    The payment to the Participant of any dividends, dividend equivalents or distributions declared or paid on Shares covered by a Long-Term Incentive Award under this Section 11 shall be deferred until the lapsing of the restrictions imposed upon such Awards. The Committee shall determine if any such deferred dividends, dividend equivalents, or distributions shall be reinvested in additional Shares or credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends, dividend equivalents or distributions, together with any interest accrued thereon, shall be made upon the lapsing of the restrictions imposed on such Awards and any such deferred dividends, dividend equivalents or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Awards.

12. Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a)
Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, or any other transaction which in the judgment of the Board necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the Plan, the Committee shall make such substitution or adjustment, in such manner as it deems equitable, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares that may be subject to Awards as set forth in Sections 3.2 (a) and (b), (iii) the Option Price or grant price and/or (iv) any other affected terms of such Awards, including one or more Performance Goals.

Unless the Committee determines otherwise, any such adjustment to an Award that is exempt from Code Section 409A shall be made in a manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number.

(b)	Change of Control.
For all outstanding Awards, any acceleration of vesting or settlement of an Award in connection with a Change of Control shall be determined by the Committee and set forth in each Agreement. If and to the extent determined by the Committee in the applicable Agreement or otherwise, any Awards outstanding immediately prior to the Change of Control which are unexercisable or otherwise unvested or subject to lapse restrictions may be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, in whole or part as of immediately prior to a Change of Control and the Committee may, but shall not be obligated to, with respect to some or all of the outstanding Awards (i) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options) over the aggregate exercise price of such Options or (ii) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion or (iii) provide that for a period of at least 15 days prior to the Change of Control, any such Options or SARs (that are settled in Shares) shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change of Control, such Options and SARs shall terminate and be of no further force and effect.

13.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

14.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator, beneficiary or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15.	Nontransferability of Awards

No Award shall be transferable or assignable by the Participant other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such Award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant in accordance with the terms of such Award.

16.	Amendments and Termination

(a)
Authority to Amend or Terminate. The Board may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made, (i) without the approval of the shareholders of the Company, if such action would (except as is provided in Section 12 of the Plan), increase the total number of Shares reserved for the purposes of the Plan or (ii) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Board may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding the foregoing, the Board may not amend the provisions of the last paragraph of Sections 6(a) and 7 that restrict the repricing of Options and SARs.

(b)
Survival of Authority and Awards. To the extent provided in the Plan, the authority of (i) the Committee to amend, alter, adjust, suspend, discontinue or terminate any Award, waive any conditions or restrictions with respect to any Award, and otherwise administer the Plan and any Award and (ii) the Board or Committee to amend the Plan, shall extend beyond the date of the Plan’s termination. Termination of the Plan shall not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards shall continue in force and effect after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.

17. International Participants

With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Awards (including granting restricted stock units payable in cash or stock, in lieu of restricted stock) with respect to such Participants in order to conform such terms to the requirements of local law or to address local tax, securities or legal concerns.

18.	Choice of Law; Severability

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.     If any provision of the Plan or any Agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or (b) would disqualify the Plan, any Agreement or any Award under any law deemed applicable by the Committee, then such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such Agreement or such Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan, such Agreement and such Award shall remain in full force and effect.

19.	No Guarantee of Tax Treatment

Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (a) any Award intended to be exempt from Code Section 409A shall be so exempt, (b) any Award intended to comply with Code Section 409A shall so comply, (c) any Award shall otherwise receive a specific tax treatment under any other applicable tax law.

20.	Recoupment of Awards

All Awards granted under this Plan, and any Stock issued or cash paid pursuant to such Awards, shall be subject to (a) any recoupment, clawback, equity holding, stock ownership or similar policies adopted by the Company from time to time and (b) any recoupment, clawback, equity holding, stock ownership or similar requirements made applicable by law, regulation or listing standards to the Company from time to time.

21.	General Restrictions

Notwithstanding any other provision of the Plan, the granting of Awards under the Plan and the issuance of Shares in connection with such Awards, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, and the Company shall have no liability to deliver any Shares under the Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

22.	Committee

No member of the Committee or the Board shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder. The Company hereby agrees to indemnify each member of the Committee and the Board, and each officer or member of any other committee to whom a delegation under Section 4 has been made, for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions, taken in good faith, in administering the Plan or in authorizing or denying authorization to any transaction hereunder.

23.	Effectiveness of the Plan

The Plan shall be effective on the date of its approval by the stockholders of the Company at the 2017 annual meeting. This Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event the 2011 Plan shall continue in effect.